Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… January 19, 2021 News Release

STATE STREET REPORTS FOURTH-QUARTER 2020 EPS OF $1.39; $1.69 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 4Q comparisons
TOTAL FEE REVENUE UP 2%; NEW SERVICING WINS OF $205 BILLION
STRONG FX TRADING REVENUE UP 25%
EXPENSES DOWN (5)%, OR FLAT EX-NOTABLES(a)
CONTINUATION OF PRODUCTIVITY PROGRAM WITH CHARGES OF $133 MILLION; EXPECTED TO DRIVE EXPENSES DOWN FURTHER IN 2021
REINITIATING COMMON SHARE REPURCHASE PROGRAM OF UP TO $475 MILLION IN 1Q21

Ron O'Hanley, Chairman and Chief Executive Officer: "2020 was a challenging year for our clients, employees and our communities globally. I am proud of our employees worldwide who continued to put our clients first and deliver strong results for our shareholders despite the difficult operating environment. While record low interest rates created a significant headwind in 2020, State Street delivered fee revenue growth and expense reduction that contributed to positive operating leverage and solid EPS growth."

O'Hanley added: "While State Street rose to the challenges in 2020, we are laser focused on fee revenue growth and expense management to continue to make progress in 2021 towards our medium-term targets. We are confident in the trajectory of our business and will continue to drive innovation, automation and productivity to achieve these goals. As we look ahead in 2021, as a result of our strong, elevated capital position, we have announced a number of capital actions that will take place in the first-quarter and are expected to benefit our shareholders in the year ahead."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q20	3Q20	4Q19	% QoQ		% YoY
Income statement:
Total fee revenue	$2,416	$2,306	$2,368	5%		2%
Net interest income	499	478	636	4		(22)
Other income	2	—	44	nm		nm
Total revenue	2,917	2,784	3,048	5		(4)
Provision for credit losses(1)	—	—	6	nm		nm
Total expenses(1)	2,276	2,103	2,407	8		(5)
Net income	537	555	564	(3)		(5)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.39	$1.45	$1.35	(4)%		3%
Return on average common equity (ROE)	8.4%	8.9%	9.0%	(50)	bps	(60)	bps
Pre-tax margin	22.0	24.5	20.9	(250)		110
AUC/A ($ billions)(2)	38,791	36,643	34,358	6%		13%
AUM ($ billions)(2)	3,467	3,148	3,116	10		11

(1) See endnotes included in the "In This News Release" section.
(2) As of period-end
(a) See 4Q20 Highlights in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617/664-3477          Media Contact: Carolyn Cichon +1 617/664-8672

4Q20 HIGHLIGHTS
(all comparisons are to 4Q19, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 13% to $38.8 trillion, primarily due to higher period-end market levels, net new business installations, and client flows.
•Investment Management AUM as of quarter-end increased 11% to $3.5 trillion, mainly reflecting higher period-end market levels and net inflows from ETFs and cash, partially offset by institutional net outflows.

New business
•Investment Servicing mandates announced in 4Q20 totaled $205 billion, with quarter-end servicing assets remaining to be installed in future periods of $436 billion.
◦Servicing business wins totaled $787 billion in 2020, with an increasing proportion incorporating State Street AlphaSM.
•Three new State Street Alpha platform wins in 4Q20
•Charles River Development (CRD) achieved annual recurring revenue (ARR)(b) of $223 million in 4Q20, up 17% year-on-year.

Revenue
•Fee revenue increased 2%, largely due to strong FX trading revenue, and improved Servicing and Management fees, partially offset by a decline in Securities finance and Software and processing fees.
◦Servicing fees increased 1%, Management fees increased 3%, FX trading services increased 25%, Securities finance decreased (21)%, and Software and processing fees decreased (7)% primarily reflecting the timing of on-premise CRD revenues.
•Net interest income (NII) decreased (22)%, primarily due to lower market rates, partially offset by growth in deposits, the investment portfolio and loan balances, and episodic market-related benefits.
◦Compared to 3Q20, NII increased 4%, or was flat excluding a true-up in 3Q20(c).

Expenses and efficiencies
•Total expenses were down (5)%, primarily reflecting lower notable items. Excluding notable items, Total expenses were flat(d), driven by business investments, offset by ongoing expense management initiatives.
•Increased productivity while making controlled investments to support our client needs, operations, and technology innovation.
◦Company-wide productivity and efficiency efforts reduced FY2020 Total expenses by (1.5)% compared to FY2019, excluding notables items(d).

(b) See the endnotes included the "In This News Release" section for an explanation of CRD annual recurring revenue (ARR).
(c) 3Q20 NII of $478 million includes a true-up of approximately $(20) million related to prior periods that had previously been recorded in other comprehensive income. Excluding the 3Q20 true-up, 4Q20 NII of $499 million was flat as compared to 3Q20 adjusted NII of $498 million.
(d) Total expenses, ex-notable items is a non-GAAP presentation. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Notable items
•Continuation of productivity initiatives: $133 million of repositioning charges in 4Q20 expected to drive savings of approximately $150 million in 2021(e) due to automation of processes and organizational simplification enabling workforce rationalization, as well as real estate footprint optimization.

(Dollars in millions, except EPS amounts)	Quarters
	4Q20	3Q20	4Q19

Repositioning charges:
Compensation & employee benefits	$(82)	$—	$(98)
Occupancy	(51)	—	(12)
Total repositioning charges	(133)	—	(110)

Acquisition and restructuring costs	(12)	(15)	(29)
Legal and related costs	—	9	(140)
Gain on junior subordinated debt(f)	—	—	44

Notable items (pre-tax)	$(145)	$(6)	$(235)

Preferred securities redemption (after-tax)(g)	—	—	(22)

EPS impact	$(0.30)	$—	$(0.63)

Capital
•Common Equity Tier 1 (CET1) of 12.3% (Standardized) and Tier 1 leverage ratio of 6.4% at quarter-end.
•ROE of 8.4% in 4Q20, decreased (0.6)% points compared to 4Q19 and decreased (0.5)% points compared to 3Q20.
•For 4Q20, State Street returned $184 million to shareholders in the form of common stock dividends. Consistent with the restrictions imposed on large banks by the Federal Reserve, no common share repurchases were made in 4Q20.
•In January 2021, State Street's Board authorized common share repurchases up to $475 million(h). In addition, State Street also recently announced the redemption of $500 million of preferred stock.

(e) As previously announced, we temporarily suspended reduction in force actions in 2020 as a result of the global pandemic. Expected FY2021 savings reflect the impact of those actions previously suspended as well as those announced this quarter.
(f) A cash tender offer was completed in 4Q19 of approximately $297 million of our $800 million aggregate principal amount of outstanding Floating Rate Junior Subordinated Debentures due 2047, resulting in a gain of approximately $44M.
(g) $22 million included in dividends on Preferred Stock impacting net income available to common shareholders is related to the redemption of all outstanding Series E Preferred Stock.
(h) State Street’s $475 million common stock repurchase authorization covers the period ending March 31, 2021. Stock purchases may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, type of transaction and number of shares purchased will depend on several factors, including market conditions and State Street’s capital position, its financial performance, the amount of common stock issued as part of employee compensation programs, investment opportunities and the potential for regulatory limitations on capital actions. The common stock purchase program does not have specific price targets and may be suspended at any time.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	4Q20	3Q20	4Q19	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1) (2)	$38,791	$36,643	$34,358	5.9%	12.9%
Assets under Management (AUM)(2)	3,467	3,148	3,116	10.1	11.3

Market Indices:(3)
S&P 500 daily average	3,555	3,320	3,083	7.1	15.3
S&P 500 EOP	3,756	3,363	3,231	11.7	16.2
MSCI EAFE daily average	1,994	1,871	1,962	6.6	1.6
MSCI EAFE EOP	2,148	1,855	2,037	15.8	5.4
MSCI Emerging Markets daily average	1,189	1,084	1,051	9.7	13.1
MSCI Emerging Markets EOP	1,291	1,082	1,115	19.3	15.8
Barclays Capital Global Aggregate Bond Index EOP	559	541	512	3.3	9.2

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	7.3	8.0	6.0	(8.8)	21.7
JPM Emerging Market Volatility Index daily average	10.8	10.9	7.2	(0.9)	50.0

Average Foreign Exchange Rate:
Euro vs. USD	1.193	1.169	1.107	2.1	7.8
GBP vs. USD	1.321	1.292	1.288	2.2	2.6
(1) Includes assets under custody of $29,052 billion, $27,333 billion, and $26,195 billion, as of EOP for 4Q20, 3Q20, and 4Q19, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

The following table represents industry flow data.

(Dollars in billions)	4Q20	3Q20	2Q20	1Q20	4Q19	3Q19
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$59	$21	$56	$(240)	$50	$35
Money Market	(81)	(166)	259	665	182	199
ETF	128	60	70	22	88	29
Total Flows(3)	$106	$(84)	$385	$447	$320	$262

EMEA-Morningstar Direct Market Data:(1)(4)
Long Term Funds	$170	$134	$168	$(138)	$160	$98
Money Market	14	60	153	12	(9)	83
ETF	30	32	36	(3)	48	30
Total Flows(3)	$214	$227	$357	$(129)	$199	$211

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. Industry flow data presented reflects a change in data providers from previous presentations for all periods presented. See endnotes included in the "In This News Release" section.
(2) The fourth quarter of 2020 data for North America includes actuals for October and November 2020 and Morningstar estimates for Decemeber 2020.
(3) Line items may not sum to total due to rounding.
(4) The fourth quarter of 2020 data for Europe is on a rolling three month basis for September 2020 through November 2020, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	4Q20	3Q20	4Q19	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Mutual funds	$10,882	$10,143	$9,221	7.3%	18.0%
Collective funds, including ETFs	10,878	9,960	9,796	9.2	11.0
Pension products	7,599	7,322	6,924	3.8	9.7
Insurance and other products	9,432	9,218	8,417	2.3	12.1
Total Assets Under Custody and/or Administration	$38,791	$36,643	$34,358	5.9%	12.9%
By Financial Instrument:
Equities	$21,626	$20,094	$19,301	7.6%	12.0%
Fixed-income	12,834	12,403	10,766	3.5	19.2
Short-term and other investments	4,331	4,146	4,291	4.5	0.9
Total Assets Under Custody and/or Administration	$38,791	$36,643	$34,358	5.9%	12.9%

(1) As of period-end.

INVESTMENT MANAGEMENT AUM
The following tables present 4Q20 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of September 30, 2020	$1,960	$492	$333	$166	$197	$3,148
Net asset flows:
Long-term institutional(2)	(82)	7	—	6	(2)	(71)
ETF	22	4	(1)	—	(5)	20
Cash fund	—	—	30	—	—	30
Total flows, net	$(60)	$11	$29	$6	$(7)	$(21)
Market appreciation/(depreciation)	251	25	(4)	16	18	306
Foreign exchange impact	21	5	1	2	5	34
Total market/foreign exchange impact	$272	$30	$(3)	$18	$23	$340

Ending balance as of December 31, 2020	$2,172	$533	$359	$190	$213	$3,467

(Dollars in billions)	4Q20	3Q20	2Q20	1Q20	4Q19	3Q19
Beginning balance	$3,148	$3,054	$2,689	$3,116	$2,953	$2,918
Net asset flows:
Long-term institutional(2)	(71)	(8)	(31)	10	(16)	(14)
ETF	20	1	26	(3)	24	12
Cash fund	30	(58)	28	32	(11)	15
Total flows, net	$(21)	$(65)	$23	$39	$(3)	$13
Market appreciation/(depreciation)	306	135	324	(436)	149	40
Foreign exchange impact	34	24	18	(30)	17	(18)
Total market and foreign exchange impact	$340	$159	$342	$(466)	$166	$22

Ending balance	$3,467	$3,148	$3,054	$2,689	$3,116	$2,953

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	4Q20	3Q20	4Q19	% QoQ		% YoY
Servicing fees	$1,307	$1,301	$1,299	0.5%		0.6%
Management fees(i)	493	479	480	2.9		2.7
Foreign exchange trading services(i)	324	270	259	20.0		25.1
Securities finance revenue	88	84	111	4.8		(20.7)
Software and processing fees	204	172	219	18.6		(6.8)
Total fee revenue	$2,416	$2,306	$2,368	4.8%		2.0%

Net interest income	499	478	636	4.4		(21.5)
Other income	2	—	44	nm		nm
Total Revenue	$2,917	$2,784	$3,048	4.8%		(4.3)%

Net interest margin (FTE)(j)	0.84%	0.85%	1.36%	(1)	bp	(52)	bps

Servicing fees increased 1% compared to 4Q19, primarily driven by higher average market levels, partially offset by normal pricing headwinds, softness in recent sales, and client activity/adjustments. Servicing fees were relatively flat compared to 3Q20, as higher average market levels and moderate net new business offset client activity/adjustments and normal pricing headwinds.

Management fees(i) increased 3% compared to 4Q19, primarily due to higher average market levels and ETF inflows, partially offset by net institutional and timing of cash outflows. Management fees increased 3% compared to 3Q20, primarily driven by higher average market levels, partially offset by net institutional and timing of cash outflows.

Foreign exchange trading services(i) increased 25% compared to 4Q19, reflecting higher client FX volumes and volatility. Compared to 3Q20, Foreign exchange trading services increased 20%, mainly reflecting higher spreads.

Securities finance decreased (21)% compared to 4Q19, primarily driven by lower Enhanced Custody balances and spreads. Securities finance increased 5% compared to 3Q20, primarily driven by higher agency lending and Enhanced Custody balances.

Software and processing fees decreased (7)% compared to 4Q19, primarily reflecting the timing of on-premise CRD revenues. Software and processing fees increased 19% compared to 3Q20, largely reflecting higher CRD revenues and market-related adjustments.

Net interest income (NII) decreased (22)% compared to 4Q19, primarily due to lower market rates, partially offset by growth in deposits, the investment portfolio and loan balances, and episodic market-related benefits in 4Q20. NII increased 4% compared to 3Q20, mainly driven by the absence of a 3Q20 true-up of $(20) million(c), growth in deposits, the investment portfolio and loan balances, and episodic market-related benefits in 4Q20, partially offset by the impact of low market rates.

Total revenues were positively impacted by FX translation when compared to 4Q19 and 3Q20 by $38 million and $12 million, respectively.

(i) Certain fees associated with our GLD ETFs have been reclassified from Foreign exchange trading services to Management fees to better reflect the nature of those fees. Prior periods have been reclassified to conform to current-period presentation. These fees were approximately $15 million, $19 million, $24 million, and $23 million in the first, second, third and fourth quarters of 2020, respectively, and approximately $12 million, $12 million, $14 million and $15 million in the first, second, third and fourth quarters of 2019, respectively.
(j) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	4Q20	3Q20	4Q19	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$153	$163	$86	(6.1)%	77.9%
Provision for credit losses	—	—	6	—%	nm
Charge-offs	(8)	(14)	(1)	(42.9)	nm
Other(1)	3	4	—	(25.0)	nm
Ending Balance	$148	$153	$91	(3.3)%	62.6%

(1) Consists primarily of FX translation

Net provisions for credit losses, calculated under the Current Expected Credit Loss (CECL) accounting standard, was nil in both 4Q20 and 3Q20, reflecting relatively stable economic forecasts and limited negative credit migrations.

EXPENSES

(Dollars in millions)	4Q20	3Q20	4Q19	% QoQ		% YoY
Compensation and employee benefits	$1,129	$1,062	$1,145	6.3%		(1.4)%
Information systems and communications	394	395	362	(0.3)		8.8
Transaction processing services	257	234	242	9.8		6.2
Occupancy	162	109	126	48.6		28.6
Acquisition and restructuring costs	12	15	29	(20.0)		(58.6)
Amortization of other intangible assets	59	59	58	—		1.7
Other	263	229	445	14.8		(40.9)
Total Expenses	$2,276	$2,103	$2,407	8.2%		(5.4)%
Total expenses, excluding notable items(a)	$2,131	$2,097	$2,128	1.6%		0.1%

Effective tax rate	16.1%	18.5%	11.6%	(240)	bps	450	bps

Compensation and employee benefits decreased (1)% compared to 4Q19, primarily driven by lower repositioning charges, lower headcount in high cost locations and contractor spend, partially offset by higher headcount in global hubs. Compensation and employee benefits was up 6% compared to 3Q20, primarily reflecting the 4Q20 repositioning charges and higher medical costs, partially offset by lower contractor spend and incentive compensation. Excluding repositioning charges, Compensation and employee benefits was flat compared to 4Q19 and decreased (1)% as compared to 3Q20(k).

Information systems and communications increased 9% compared to 4Q19, mainly reflecting higher software costs and technology infrastructure investments. Information systems and communications was flat compared to 3Q20.

Transaction processing services increased 6% compared to 4Q19 and 10% compared to 3Q20 primarily due to higher market data volumes and sub-custody balances.

(k) Compensation and benefits expenses in 4Q20 and 4Q19 included notable items related to repositioning charges of $82 million and $98 million, respectively. Excluding these notable items, 4Q20 adjusted Compensation and benefits of $1,047 million was flat compared to 4Q19 adjusted Compensation and benefits of $1,047 million and down (1)% compared to 3Q20 Compensation and benefits of $1,062 million.

Occupancy increased 29% compared to 4Q19, primarily reflecting an increase in 4Q20 repositioning charges, partially offset by benefits from footprint optimization. Occupancy increased 49% compared to 3Q20, reflecting the impact of the 4Q20 repositioning charges. Excluding repositioning charges, Occupancy was down (3)% as compared to 4Q19 and up 2% as compared to 3Q20(l).

Other expenses decreased (41)% compared to 4Q19, mainly driven by the absence of 4Q19 notable items, and lower marketing and travel spend, partially offset by higher professional fees. Other expenses were up 15% compared to 3Q20, mainly due to higher marketing and professional fees.

The effective tax rate in 4Q20 increased to 16.1% from 11.6% in 4Q19. The lower 4Q19 tax rate was primarily due to foreign legal entity restructuring and the associated impact on our deferred tax position. Compared to 3Q20, the effective tax rate decreased from 18.5% primarily due to increased realization of foreign tax benefits.

Total expenses were adversely impacted by FX translation when compared to 4Q19 and 3Q20 by $24 million and $12 million, respectively.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimated regulatory capital ratios for State Street Corporation.

(As of period end)	4Q20	3Q20	4Q19
Basel III Standardized Approach:
Common Equity Tier 1 ratio	12.3%	12.4%	11.7%
Tier 1 capital ratio	14.4	14.7	14.6
Total capital ratio	15.3	15.7	15.7

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	13.1	12.8	11.7
Tier 1 capital ratio	15.4	15.1	14.5
Total capital ratio	16.2	16.0	15.6

Tier 1 leverage ratio	6.4	6.6	6.9
Supplementary leverage ratio	8.1	8.2	6.1

Liquidity coverage ratio	108%	109%	110%

Standardized capital ratios were binding for the period. The standardized CET1 ratio increased to 12.3% as compared to 11.7% in 4Q19 primarily due to higher retained earnings, partially offset by an increase in risk weighted assets primarily due to higher client lending activity. Compared to 3Q20, the CET1 ratio was relatively flat.

The Tier 1 leverage ratio decreased to 6.4% as compared to 6.9% in 4Q19 mainly due to an increase in adjusted average assets driven by higher deposits, partially offset by higher retained earnings. Compared to 3Q20, the Tier 1 leverage ratio decreased 0.2% points.

Liquidity coverage ratio (LCR) for State Street Corporation of approximately 108%, which is in line with prior periods.

(l) Occupancy expenses in 4Q20 and 4Q19 included notable items related to repositioning charges of $51 million and $12 million, respectively. Excluding these notable items, 4Q20 adjusted Occupancy of $111 million was down (3)% compared to 4Q19 adjusted Occupancy of $114 million and up 2% compared to 3Q20 Occupancy expenses of $109 million.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Tuesday, January 19, 2021, at 10:00 a.m. EST, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (844) 862-1432 or (702) 495-1535. The Conference ID# is 1475324.

Recorded replays of the conference call will be available on the website and by telephone at (855) 859-2056 or (404) 537-3406 beginning approximately two hours after the call's completion. The Conference ID# is 1475324.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 4Q20, State Street expects to publish its updates during the period beginning today and ending on or about February 28, 2021.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $38.8 trillion in assets under custody and/or administration and $3.5 trillion* in assets under management as of December 31, 2020, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of December 31, 2020 includes approximately $75 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Expenses and other measures are sometimes presented excluding notable items. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•CRD annual recurring revenue (ARR) is calculated by annualizing current quarter revenue and includes annualized amount of most software-enabled revenue, including revenue generated from Software-as-a-service, maintenance and support revenue, revenue from the Charles River Network's FIX Network Service (CRN), and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR excludes software-enabled brokerage revenue. ARR of $190 million, $213 million, and $223 million in 4Q19, 3Q20, and 4Q20, respectively, includes annualized intercompany revenues of approximately $8 million, $15 million, and $21 million, respectively.
•CRD revenue derived from affiliate agreements is eliminated in consolidation for financial reporting purposes. For 4Q20, on a consolidated basis, CRD revenue contributed $106 million, including $103 million in Software and processing fees and $3 million in FX trading services.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 4Q20. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated as of January 19, 2021. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Data providers for North America and EMEA industry flows were changed to Morningstar from other providers in 3Q20 for consistency across regions and other efficiency considerations. Data collection and tabulation methodologies among data providers differ. All periods presented reflect data sourced from Morningstar. Prior period data therefore differs from data previously presented, which was sourced from other data providers. Industry data is provided for illustrative purposes only.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 4Q20 data for North America (US domiciled) includes Morningstar actuals October and November and Morningstar estimates for December 2020.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 4Q20 data for Europe is on a rolling three month basis for September 2020 through November 2020, sourced by Morningstar.
•We adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2020, Allowance for Credit Losses. Prior to 2020, we recognized an allowance for loan losses under an incurred loss model.
◦Prior to the adoption of ASU 2016-13, the provision for unfunded commitments was recorded within other expenses in the consolidated statement of income. Upon adoption of ASU 2016-13 in 1Q20, the entire provision for credit losses is recorded within provision for credit losses in the consolidated statement of income. For purposes of this presentation on a like-for-like basis, the provision for credit losses includes $3 million of unfunded commitments in 4Q19 included within other expenses. See Allowance for credit losses within the Addendum to this News Release.
◦The allowance for credit losses on unfunded commitments is included within Other liabilities in the Consolidated Statement of Condition.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;
•the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements, caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on the economy and financial markets, the effectiveness of our work from home arrangements and staffing levels in operational facilities, challenges associated with our return to office plans such as maintaining a safe office environment and integrating at-home and in-office staff, the impact of market participants on which we rely and actions taken by governmental authorities and other third parties in response to the pandemic and the impact of equity market valuations on our service and management fee revenue;
•increases in the volatility of, or declines in the level of, our NII; changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities); and changes in the manner in which we fund those assets;
•the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and FX rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to software and processing fees revenues;
•the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;
•the level, volatility and uncertainty of interest rates; the expected discontinuation of Interbank Offered Rates including London Interbank Offered Rate (LIBOR); the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses; the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;
•the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to impairment of such securities and the recognition of a provision for credit losses in our consolidated statement of income;
•our ability to attract and retain deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile; and the risks associated with the potential liquidity mismatch between short-term deposit funding and longer term investments;
•the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements and implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as Undertakings for Collective Investments in Transferable Securities (UCITS) V, the Money Market Fund Regulation and the Markets in Financial Instruments Directive II/Markets in Financial Instruments Regulation); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, cyber-security, resiliency, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;
•adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;
•requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;
•geopolitical risks applicable to our operations and activities in jurisdictions globally, including emerging markets and economies, that have the potential to disrupt or impose costs, delays or damages upon our, our clients', our counterparties' and suppliers' and our infrastructure providers' respective operations, activities and strategic planning and to compromise financial markets and stability;
•changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to our operating model and the adequacy and resiliency of our controls or compliance programs;
•cyber-security incidents, or failures to protect our systems and our, our clients' and others' information against cyber-attacks, that could result in the theft, loss, unauthorized access to, disclosure, use or alteration of information, system failures, or loss of access to information; any such incident or failure could adversely impact our ability to conduct our businesses, damage our reputation and cause losses, potentially materially;
•our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate cyber-security, resiliency and business continuity into our operations, information technology infrastructure and systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;
•our ability to identify and address threats to our information technology infrastructure and systems (including those of our third-party service providers); the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely; controls regarding the access to, and integrity of, our and our clients' data; and complexities and costs of protecting the security of such systems and data;
•our ability to control operational and resiliency risks, data security breach risks and outsourcing risks; our ability to protect our intellectual property rights; the possibility of errors in the quantitative models we use to manage our business; and the possibility that our controls will prove insufficient, fail or be circumvented;
•economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the United Kingdom's (U.K.) exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;
•our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;
•our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;
•the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;
•the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation, adverse actions or penalties imposed by governmental authorities and costs associated with remediation of identified deficiencies;
•the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;
•changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;
•the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;
•the potential for losses arising from our investments in sponsored investment funds;
•the possibility that our clients will incur substantial losses in investment pools for which we act as agent; the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;
•our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
•the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;
•adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;
•changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;
•our ability to complete acquisitions, joint ventures and divestitures, including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
•the risks that our acquired businesses, including, without limitation, CRD, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;
•our ability to integrate CRD's front office software solutions with our middle and back office capabilities to develop our front-to-middle-to-back office State Street Alpha that is competitive, generates revenues in line with our expectations and meets our clients' requirements; the dependency of State Street Alpha on enhancements to our data management and the risks to our servicing model associated with increased exposure to client data;
•our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
•our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;
•changes in accounting standards and practices; and
•the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2019 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.